EXHIBIT 99.4

For Immediate Release: February 14, 2014

Occidental Petroleum to Separate its California Business,
Creating Two Independent, Publicly Traded Energy Companies

LOS ANGELES, February 14, 2014—Occidental Petroleum Corporation (NYSE:OXY) today announced the next phase of its strategic review. The Board of Directors has authorized the separation of Occidental’s California assets into an independent and separately traded company. (See Attachment).
The new California company will have 8,000 employees and contractors and will establish its headquarters in the state. It will be California’s largest natural gas producer and the state’s largest oil and gas producer on a gross-operated barrels of oil equivalent basis. This new company will be the largest oil and gas mineral acreage holder in the state with approximately 2.3 million net acres, and will have major operations in the state’s high-potential oil and gas basins, including Los Angeles, San Joaquin, Ventura and Sacramento. Last year the California business earned approximately $1.5 billion on a pre-tax basis. Earnings before income, taxes, depreciation and amortization were around $2.6 billion with capital expenditures of approximately $1.7 billion. Due to these strong results, capital expenditures planned for 2014 were increased to $2.1 billion. The company is expected to have a strong and competitive balance sheet with between $4 billion and $5 billion of funded debt.
Occidental Petroleum Corporation will be headquartered in Houston, Texas. It will have exploration and production operations in the Permian Basin and other parts of Texas, the Middle East region and Colombia. It will also have a midstream and marketing segment and a chemical subsidiary, OxyChem. Each of these segments is a leader in its respective sector. The company believes that it will be better positioned to continue its strategy of generating growth with strong returns on capital and consistently increasing its dividend. Consistent with Occidental’s strategic review to focus in core businesses, it also plans to reduce its exposure to proprietary trading activities related to crude oil and other commodities.
“Creating two separate energy companies will result in more focused businesses that will be competitive industry leaders,” said Stephen I. Chazen, President and Chief Executive Officer.
The Board also announced that Mr. Chazen has been asked to remain as President and CEO to lead the successful completion of the strategic review and ensure a suitable management team is in place for Occidental. He has agreed to do so through the 2016 Annual Meeting of Stockholders. The Board also has asked Ambassador Edward P. Djerejian, who was elected as Chairman of the Board last May, to remain as Chairman for an additional one-year term.

“The Board believes that these extensions are in the best interests of Occidental’s shareholders and will provide governance and management continuity,” said Director Margaret M. Foran, Chair of the Board’s Corporate Governance, Nominating and Social Responsibility Committee.
Occidental will continue planning for the separation of the businesses, including determining management and governance of the California business. The Company expects to announce the California management team in the third quarter of this year and complete the separation by the end of 2014 or the early part of 2015.
The separation is subject to market conditions, customary regulatory approvals including the sufficiency of a Form 10 filing with the SEC, execution of intercompany agreements, acceptance of the new company’s stock for listing and final approval by the Board of Directors. Occidental expects to incur one-time charges related to the separation, which will be quantified at a later date.
The Company is executing the actions announced in October 2013 and will continue to disclose material developments as they occur.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is one of the largest U.S. oil and gas companies, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.
Forward-Looking Statements
Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance.   Factors that could cause results to differ materially include, but are not limited to: delay of, or other negative developments affecting the separation; inability to obtain new financing for the California company, regulatory approvals or satisfactory tax rulings; approval of the final terms by our board of directors; inability of the separated businesses to operate independently; not successfully completing, or any material delay of, field developments, capital expenditures, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; political conditions and events;  liability under environmental regulations including remedial actions; litigation; disruption or interruption of operations or manufacturing or facility damage due to separation activity, accidents, chemical releases, labor unrest, weather, natural disasters, cyber attacks or insurgent activity; failure of risk management;

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changes in law or regulations; or changes in tax rates.  Words such as “will,” “plan,” “expect,” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise.  Material risks that may affect Occidental's results of operations and financial position appear in Part I, Item 1A “Risk Factors” of the 2012 Form 10-K.   Occidental posts or provides links to important information on its website at www.oxy.com.

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Media Inquiries:
Melissa E. Schoeb
melissa_schoeb@oxy.com
310-443-6504

Investor Inquiries:
Chris Stavros
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com

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California Fact Sheet

The new California company will have 8,000 employees and contractors and establish its headquarters in the state.
•	Will be the state’s largest natural gas producer and, largest oil and gas producer on a gross-operated boe basis.
•	Will be the largest oil and gas mineral acreage holder in the state with approximately 2.3 million net acres.
•	Will have major operations in the state’s high-potential oil and gas basins, including Los Angeles, San Joaquin, Ventura and Sacramento.

•	Financial Data (includes midstream assets; $MMs except where noted, FY2013):
	•	EBIT*	$1,500
	•	EBITDA*	$2,600
	•	Capital	$1,700
	•	2014 Capital budget	$2,100
	•	Property, plant & equipment	$14,100
	•	ROA	7%
	•	Estimated funded debt	$4,000 - $5,000

	Operations Data (FY2013):
	•	Total production, mboe/d	154
	•	Oil production, mboe/d	90
	•	NGL production, mboe/d	20
	•	Natural gas production, mmcf/d	260
	•	% Liquids production	71%
	•	Realized prices (oil / NGLs / gas)	$104.16/bbl / $49.32/bbl / $3.63/mcf
	•	Average net revenue interest	~80%

	Reserve Data (FY2013):
	•	Total Reserves, mmboe		744
	•	Liquids Reserves, mmboe		603
	•	Natural Gas Reserves, bcf		843
	•	% PD Reserves		69%
	•	Total Reserves Added / Production		154%
	•	Total Costs Incurred / Total Reserves Added		$19.88 per boe

	* See GAAP reconciliation.

Occidental Petroleum Corporation - California Operations
Earnings Before Interest, Income Taxes and DD&A Expense (EBITDA)
Reconciliation to Generally Accepted Accounting Principles
For the Year Ended December 31, 2013

$ Millions

Revenues	4,309
Production and other operating costs	1,686
Depreciation, Depletion & Amortization	1,138
Earnings Before Interest and Income Taxes (EBIT)	1,485
Depreciation, Depletion & Amortization	1,138
EBITDA	2,623

Note: Total costs incurred to add reserves for a period includes asset retirement obligations and exploration cost. Total reserves additions includes additions from all sources for a period, including acquisitions. The ratio of total costs incurred to total reserves added may not include all the costs associated with exploration and development related to reserves added for the period, or may include costs related to reserves added or to be added in other periods, and may differ from the calculations used by other companies.